Exhibit 5.1

July 9, 2024

iPower Inc.

8798 9th Street

Rancho Cucamonga, CA 91730

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as United States counsel to iPower Inc., a Nevada corporation (the “Corporation”), in connection with the registration statement on Form S-1 filed by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). The Registration Statement relates to the offering and sale from time to time of up to 2,083,334 shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”) consisting of 2,083,334 shares of our Common Stock (the “Shares”) issuable upon the exercise of that certain common stock purchase warrant (the “Warrants”) issued by the Corporation to the Selling Stockholder in a private placement on June 18, 2024. This opinion is delivered to you pursuant to Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus, or any prospectus supplement other than as expressly stated herein with respect to the issuance of the Shares.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Corporation and of public officials.

Based on and subject to the foregoing, we are of the opinion that i) the Warrants have been duly authorized by all necessary corporate action on the part of the Corporation and constitute the legally valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with their terms; and ii) the Shares have been duly authorized by all necessary corporate action on the part of the Corporation, and, upon issuance, delivery and payment therefor in the manner contemplated in the Registration Statement will be validly issued, fully paid and non-assessable.

(a)       Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)       Our opinions set forth in above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)       Our opinions above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

iPower Inc.

July 9, 2024

(d)       We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York (ii) waivers by the Corporation of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Corporation to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)       We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes as concerns the laws governing corporation and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction. The opinions herein are limited to the laws, rules, and regulations as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

very truly yours,

/s/ Dorsey & Whitney llp

DORSEY & WHITNEY LLP

MJP/AWE